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                                                                    Exhibit h(2)

                             AMENDMENT NO. 1 TO THE
                      TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT is made and entered into as of January 1, 2003, by and between Homestead Funds, Inc. (the "Fund") and National Financial Data Services, Inc. (the "Transfer Agent").

WHEREAS, pursuant to the Transfer Agency and Service Agreement dated as of September 4, 2000 (the "Agreement") between the Fund and the Transfer Agent, the Transfer Agent performs certain transfer agency and recordkeeping services for the Fund as described therein;

WHEREAS, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the rules and regulations promulgated thereunder (collectively, the "USA PATRIOT Act") impose new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund has adopted and implemented a written anti-money laundering program as required by the USA PATRIOT Act;

WHEREAS, the USA PATRIOT Act authorizes a mutual fund to delegate to a service provider, including its transfer agent, the implementation and operation of aspects of its anti-money laundering program; and

WHEREAS, the Fund desires to delegate to the Transfer Agent the implementation and operation of certain aspects of the Fund's anti-money laundering program and the Transfer Agent desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, by adding the following provisions:

1.   Anti-Money Laundering Duties

 1.1 The Transfer Agent agrees to perform the duties set forth below with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information. This list of duties may be amended from time to time by mutual agreement of the parties upon the execution by the parties of a subsequent amendment that includes a revised list of duties.

      - Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control ("OFAC") database and such other U.S. Government-issued lists or databases of trade restricted individuals or entities as may be required from time to time, respond to confirmed matches, and notify the Fund of any match.

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     -        Submit special payee checks through the OFAC database, respond to confirmed matches, and notify the Fund of any match.

     - Review redemption transactions that occur within thirty (30) days of account establishment or maintenance.

     - Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent.

     -        Review accounts with small balances followed by large purchases.

     - Review accounts with frequent activity within a specified date range followed by a large redemption.

     - On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day.

     - Compare all new accounts and registration maintenance through the Known Offenders Database and notify the Fund of any match.

     - Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the shareholder notices required by the IRS, promptly reporting any such filing or notice to the Fund.

     - Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; notify the Fund if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding any SAR that has been filed.

     - Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act
          Section 314(a). Provide the Fund with documents/information necessary to respond to requests under USA PATRIOT Act Section 314(a) within required time frames.

     - Pursuant to the current and effective customer identification program mutually agreed to by the Fund and the Transfer Agent, (i) verify the identity of any person seeking to open an account with the Fund, (ii) maintain records of the information used to verify the person's identity, and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Fund by any government agency.

1.2 The Transfer Agent agrees to submit such periodic written reports to the Fund regarding the Transfer Agent's performance of the delegated anti-money laundering duties, as well as the

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      overall operation and implementation of those duties, as the Fund may reasonably request from time to time.

 1.3 The Transfer Agent represents and warrants that its Internal Audit Department will audit the Transfer Agent annually or as required by law for compliance with the delegated anti-money laundering duties and any related policies and procedures. The Transfer Agent agrees to permit the Fund to conduct an annual on-site review of the Transfer Agent's performance of its anti-money laundering duties.

 1.4 The Transfer Agent agrees to generate and keep adequate written records of certain important determinations and processes (e.g., determining that a suspicious activity does not warrant an SAR filing, determining that an OFAC hit is a false positive and the account does not require freezing, etc) and to permit the Fund to review such records as the Fund may request from time to time.

2.    Consent to Examination

 2.1 In connection with the performance by the Transfer Agent of the anti-money laundering duties described in Section 1, the Transfer Agent understands and acknowledges that the records relating to the Transfer Agent's implementation and operation of and compliance with its anti-money laundering program on behalf of the Fund may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

3.    Limitation on Delegation.

 3.1 The Fund acknowledges and agrees that in accepting the delegation hereunder the Transfer Agent is not undertaking and shall not be responsible for the overall compliance by the Fund with the USA PATRIOT Act. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing anti-money laundering duties with respect to the ownership of shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

4.    Compensation.

 4.1 In consideration for the Transfer Agent's performance of the foregoing duties, the Fund agrees to pay the Transfer Agent the anti-money laundering account fee listed on the fee schedule to the Agreement as may be in effect and mutually agreed to by the parties from time to time. The terms of the Agreement shall apply with respect to the payment of such fee in the same manner and to the same extent as any other fees incurred under the Agreement.

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5.    Miscellaneous.

 5.1 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

 5.2. Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

WITNESSED BY:                             NATIONAL FINANCIAL DATA SERVICES, INC.

/s/ Sandra A. Mucci                       By: /s/ Sharon Freyer
-----------------------------                 ----------------------------------

Name: Sandra A. Mucci                     Name: Sharon Freyer

Title: Paralegal                          Title: Secretary

WITNESSED BY:                             HOMESTEAD FUNDS, INC.

/s/ Hope L. Saxton                        By: /s/ Peter R. Morris
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Name: Hope L. Saxton                      Name: Peter R. Morris

Title: Secretary, ACO                     Title: President

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